Exhibit 99.1

HERSHEY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2013
RESULTS; REAFFIRMS OUTLOOK FOR 2014

•	Fourth quarter and full-year 2013 net sales increase 11.7% and 7.6%, respectively

•	Fourth quarter earnings per share-diluted of $0.82 as reported and $0.86 adjusted

•	Full-year 2013 earnings per share-diluted of $3.61 as reported and $3.72 adjusted

•	Outlook for 2014 net sales and earnings per share-diluted reaffirmed:
-    Full-year net sales expected to increase 5-7%, driven primarily by volume
-    Reported earnings per share-diluted expected to be $4.02 to $4.11

-	Adjusted earnings per share-diluted expected to increase 9-11% and be in the $4.05 to $4.13 range

HERSHEY, Pa., January 30, 2014 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the fourth quarter and full-year ended December 31, 2013. For the fourth quarter of 2013, consolidated net sales were $1,956,253,000 compared with $1,751,035,000 for the fourth quarter of 2012. Reported net income for the fourth quarter of 2013 was $186,075,000 or $0.82 per share-diluted, compared with $149,879,000 or $0.66 per share-diluted for the comparable period of 2012.
“The Hershey Company ended 2013 strongly with high-quality net sales and adjusted earnings per share-diluted growth slightly exceeding our expectations,” said John P. Bilbrey, President and Chief Executive Officer, The Hershey Company. “Net sales increased 11.7 percent in the fourth quarter, driven by solid volume growth in North America and in international markets. Our results are also reflected in our marketplace data. Specifically, in the U.S., we gained candy, mint and gum (CMG) market share in every measured channel for the third consecutive year. As a result, Hershey reclaimed its CMG category leadership position in the U.S. with a 31.1 percent share of the market. Additionally, our China business reached a milestone 10.2 percent share of the chocolate market and, in Canada, our combined candy and mint segments became the category leader in that marketplace. The progress we've made across our business gives us confidence that our strategies are working well and meeting consumer wants and needs. In 2014, our plans are focused on targeted growth initiatives in key global markets, new products launches in both the U.S. and international geographies and continued support of our core brands. I’m also pleased with the agreement we entered into last month with Shanghai Golden Monkey. This will build on Hershey’s continuing commitment to the China market and will further accelerate the Company’s scale and geographic footprint in that market. We continue to anticipate that the acquisition will close by the end of the second quarter.”
As described in the Note below, for the fourth quarter of 2013, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included pre-tax charges of $10.9 million or $0.04 per share-diluted. These charges included $5.5 million, or $0.02 per share-diluted, primarily related to the Project Next Century program, $3.0 million, or $0.02 per share-diluted, of acquisition and integrations costs and non-service-related pension expense (NSRPE) of $2.4 million. Reported gross margin of 43.8 percent increased 70 basis points versus last year, while reported income before interest and income taxes (EBIT) increased 22.0 percent, generating EBIT margin of 15.8 percent, an increase of 140 basis points versus 2012. For the fourth quarter of 2012, results included net pre-tax charges of $24.3 million or $0.08 per share-diluted. These charges included $7.9 million, or $0.03 per share-diluted, related to the Project Next Century program, NSRPE of $7.6 million, or $0.02 per share-diluted, and acquisition and integration costs related to Brookside Foods Ltd. (Brookside) of $1.3 million. Additionally, in the fourth quarter of 2012, the Company recorded a non-cash impairment charge of $7.5 million, or $0.03 per share-diluted, related to its 69 percent investment in Tri-US, Inc. of Boulder, Colorado, a company that manufactured nutritional beverages under the “Mix1” brand name.
For the full year 2013, consolidated net sales were $7,146,079,000, compared with $6,644,252,000 in 2012, an increase of 7.6 percent. Reported net income for 2013 was $820,470,000, or $3.61 per share-diluted, compared with $660,931,000 or $2.89 per share-diluted, for 2012. As described in the Note, for the full years 2013 and 2012, these results, prepared in accordance with GAAP, included net pre-tax charges of $34.0 million and $117.7 million, or $0.11 and $0.35 per share-diluted, respectively. Charges associated with the Project

Next Century program for 2013 and 2012 were $19.1 million and $76.3 million, or $0.05 and $0.22 per share-diluted. NSRPE for 2013 and 2012 was $10.9 million and $20.6 million, or $0.03 and $0.06 per share-diluted, respectively.
Acquisition and integration costs, primarily related to Shanghai Golden Monkey in 2013 and Brookside in 2012, were $4.1 million and $13.4 million, or $0.03 and $0.04 per share-diluted. Additionally, 2012 results were impacted by the aforementioned non-cash goodwill impairment charge of $7.5 million, or $0.03 per share-diluted. As described in the Note, adjusted net income for each year, which excludes these net charges, was $844,320,000, or $3.72 per share-diluted in 2013, compared with $740,040,000, or $3.24 per share-diluted in 2012, an increase of 14.8 percent in adjusted earnings per share-diluted.
In 2014, the Company expects reported earnings per share-diluted of $4.02 to $4.11, including net GAAP charges of about $7 million to $9 million, or $0.02 to $0.03 per share-diluted. This projection, prepared in accordance with GAAP, assumes net business realignment charges related to Project Next Century of $0.01 to $0.02 per share-diluted, non-service-related pension income (NSRPI) of $0.01 to $0.02 per share-diluted as well as acquisition and transaction costs associated with Shanghai Golden Monkey of $0.02 to $0.03 per share-diluted. Despite the impact of these charges, in 2014, reported gross margin is expected to increase around 50 basis points.
Fourth Quarter Performance
Hershey's fourth-quarter net sales increased 11.7 percent, driven primarily by core brand volume growth and new products, a 9.0 point and 3.2 point benefit, respectively. Foreign currency exchange rates were 0.5 points unfavorable. Net sales in North America slightly exceeded expectations driven by a solid holiday season. As expected, fourth quarter net sales outside the U.S. and Canada accelerated, resulting in a 3.5 point contribution to the Company’s overall top-line growth.
Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12 weeks and 52 weeks ended December 28, 2013, in the expanded All Outlet Combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90 percent of our U.S. retail business, was up 5.2 percent and 6.3 percent, respectively, and relatively in line with U.S. net sales. Hershey U.S. CMG market share increased 1.1 points in 2013.
Adjusted gross margin for the fourth quarter and full year increased 80 basis points and 220 basis points, respectively, slightly lower than expectations. In the fourth quarter, lower commodity costs and supply chain productivity contributed to gross margin expansion. The gross margin expansion was less than our earlier estimates as greater than expected fourth quarter volume required purchases at higher prices and year-end inventory valuations generated higher costs than anticipated.
Selling, marketing and administrative (SM&A) expenses, excluding advertising, increased 10 percent in the fourth quarter, driven by planned investments in global go-to-market capabilities, selling and marketing costs, and other employee-related expenses. As a result, adjusted EBIT for the fourth quarter increased 15.3 percent generating adjusted EBIT margin of 16.3 percent, a 50 basis point increase versus last year. For the fourth quarter and full year, advertising increased 20 percent and 21 percent, respectively, supporting new product launches as well as core brands in the U.S. and international markets. Additionally, as previously communicated, the tax rate in the fourth quarter of 34.2 percent was greater than the year ago period resulting in a full-year tax rate of 34.3 percent, in line with our estimate.
Outlook
The Company expects 2014 net sales growth of 5 to 7 percent, including the impact of foreign currency exchange rates. Net sales will be driven primarily by core brand volume growth as well as innovation such as York Minis, Hershey’s Spreads, Lancaster Soft Crèmes Caramels and Brookside Crunchy Clusters in the U.S., Hershey’s Kisses Deluxe in China and the continued rollout of our five global brands in key international markets.
As stated in October, gross margin is expected to increase in 2014, driven by productivity and cost savings initiatives. Therefore, the Company expects 2014 adjusted gross margin expansion of around 50 basis points. Advertising and related consumer marketing is expected to increase mid to high single-digits, on a percentage basis versus last year. SM&A expenses, excluding advertising and related consumer marketing, will increase in 2014 building on the investments in go-to-market capabilities established over the last few years, as well as consumer knowledge-based projects related to our Insights Driven Performance initiative. As a result, the Company anticipates adjusted earnings per share-diluted growth for the full year to be in the 9 to 11 percent range. The aforementioned outlook excludes estimated operating results for Shanghai Golden Monkey. Completion of the agreement is expected to occur in the second quarter of 2014, subject to necessary government and regulatory approvals and satisfaction of other conditions. Upon completion, and excluding integration and transition costs, the Company expects the acquisition to be slightly accretive on an adjusted basis in 2014.
“Our business continues to respond to the investments we have made, as evidenced by our retail takeaway and market share gains, and we expect our momentum to continue in 2014,” stated Bilbrey. “Core brands, as well as our solid pipeline of new products, will be supported by advertising, merchandising and programming that is expected to continue to drive net sales and earnings growth. We’re focused on executing against our annual plan and believe that our agreement with Shanghai Golden Monkey, and the confectionery plant under construction in Malaysia, will enable us to achieve the goals outlined in our strategic plan, in a disciplined way,” Bilbrey concluded.

Note: In this release, Hershey references income measures that are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude costs associated with business realignment and impairment, business acquisition closing and integration costs and non-service-related pension expenses (NSRPE). These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation is provided below of earnings per share-diluted in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures, which exclude business realignment and impairment charges, NSRPE and acquisition closing and integration costs.

	Fourth Quarter Ended
	December 31, 2013		December 31, 2012
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$857,386	43.8%	$755,208	43.1%
Project Next Century charges/(credits) included in cost of sales	193		(1,658)
NSRPE included in cost of sales	1,358		1,680
Acquisition (credits) included in cost of sales	—		(57)
Adjusted non-GAAP Gross Profit/Gross Margin	$858,937	43.9%	$755,173	43.1%

EBIT/EBIT Margin	$308,305	15.8%	$252,617	14.4%
Charges/(credits) included in cost of sales	1,551		(35)
Project Next Century charges included in SM&A	—		308
NSRPE included in SM&A	1,079		5,873
Acquisition costs included in SM&A	3,042		1,400
Business Realignment & Impairment charges, net	5,298		16,734
Adjusted non-GAAP EBIT/EBIT Margin	$319,275	16.3%	$276,897	15.8%

Net Income/Net Margin	$186,075	9.5%	$149,879	8.6%
Charges/(credits) included in cost of sales	1,551		(35)
Charges included in SM&A	4,121		7,581
Business Realignment & Impairment charges, net	5,298		16,734
Tax impact of net charges	(1,418)		(4,973)
Adjusted non-GAAP Net Income/Net Margin	$195,627	10.0%	$169,186	9.7%

EPS - Diluted	$0.82		$0.66
Charges included in SM&A	0.02		0.02
Business Realignment & Impairment charges, net	0.02		0.06
Adjusted non-GAAP EPS - Diluted	$0.86		$0.74

	Twelve Months Ended
	December 31, 2013		December 31, 2012
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$3,280,848	45.9%	$2,859,882	43.0%
Project Next Century charges included in cost of sales	402		36,383
NSRPE included in cost of sales	5,374		8,607
Acquisition costs included in cost of sales	310		4,080
Adjusted non-GAAP Gross Profit/Gross Margin	$3,286,934	46.0%	$2,908,952	43.8%

EBIT/EBIT Margin	$1,339,675	18.7%	$1,111,148	16.7%
Charges included in cost of sales	6,086		49,070
Project Next Century charges included in SM&A	18		2,446
NSRPE included in SM&A	5,511		11,965
Acquisition costs included in SM&A	3,762		9,294
Business Realignment & Impairment charges, net	18,665		44,938
Adjusted non-GAAP EBIT/EBIT Margin	$1,373,717	19.2%	$1,228,861	18.5%

Net Income/Net Margin	$820,470	11.5%	$660,931	9.9%
Charges included in cost of sales	6,086		49,070
Charges included in SM&A	9,291		23,705
Business Realignment & Impairment charges, net	18,665		44,938
Tax impact of charges	(10,192)		(38,604)
Adjusted non-GAAP Net Income/Net Margin	$844,320	11.8%	$740,040	11.1%

EPS - Diluted	$3.61		$2.89
Charges included in cost of sales	0.02		0.14
Charges included in SM&A	0.04		0.07
Business Realignment & Impairment charges, net	0.05		0.14
Adjusted non-GAAP EPS - Diluted	$3.72		$3.24
In 2012, the Company recorded GAAP charges of $76.3 million, or $0.22 per share-diluted, attributable to the Project Next Century program and $20.6 million, or $0.06 per share-diluted, of NSRPE. Additionally, 2012 results were impacted by acquisition closing and integration costs related to the Brookside acquisition of $13.4 million, or $0.04 per share-diluted, and non-cash impairment charges of $7.5 million, or $0.03 per share-diluted, related to the discontinuance of the Tri-US, Inc. nutritional beverages business.
In 2013, the Company recorded total GAAP charges of $19.1 million, or $0.05 per share-diluted, attributable to Project Next Century and $10.9 million, or $0.03 per share-diluted, of NSRPE. Acquisition and integration costs, primarily related to Shanghai Golden Monkey, were $4.1 million, or $0.03 per share-diluted.

In 2014 the Company expects to record net GAAP charges of about $7 million to $9 million, or $0.02 to $0.03 per share-diluted. Charges associated with the Project Next Century program are expected to be $0.01 to $0.02 per share-diluted while NSRPI is expected to be $0.01 to $0.02 per share-diluted. Acquisition and transaction costs related to Shanghai Golden Monkey are expected to be $0.02 to $0.03 per share-diluted.
Below is a reconciliation of earnings per share-diluted in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2012	2013	2014 (Projected)
Reported EPS - Diluted	$2.89	$3.61	$4.02 - $4.11
Acquisition, Integration and Transaction Charges	0.04	0.03	0.02 - 0.03
Total Business Realignment and Impairment Charges	0.25	0.05	0.01 - 0.02
NSRPE	0.06	0.03	—
NSRPI	—	—	(0.01) - (0.02)

Adjusted EPS - Diluted	$3.24	$3.72	$4.05 - $4.13

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry and civil antitrust lawsuits in the United States; pension costs or funding requirements that could increase at a higher than anticipated rate; and such other matters as discussed in our Annual Report on Form 10-K for 2012. All information in this press release is as of January 30, 2014. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.
Live Webcast
As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be webcast live via Hershey’s corporate website, www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.
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Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Jeff Beckman	717-534-8090

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended December 31, 2013 and December 31, 2012
(in thousands except per share amounts)

			Fourth Quarter		Twelve Months
			2013	2012	2013	2012

Net Sales			$1,956,253	$1,751,035	$7,146,079	$6,644,252

Costs and Expenses:
Cost of Sales			1,098,867	995,827	3,865,231	3,784,370
Selling, Marketing and Administrative			543,783	485,857	1,922,508	1,703,796
Business Realignment and Impairment Charges, net			5,298	16,734	18,665	44,938

Total Costs and Expenses			1,647,948	1,498,418	5,806,404	5,533,104

Income Before Interest and Income Taxes (EBIT)			308,305	252,617	1,339,675	1,111,148
Interest Expense, net			21,870	22,666	88,356	95,569

Income Before Income Taxes			286,435	229,951	1,251,319	1,015,579
Provision for Income Taxes			100,360	80,072	430,849	354,648

Net Income			$186,075	$149,879	$820,470	$660,931

Net Income Per Share	- Basic	- Common	$0.85	$0.69	$3.76	$3.01
	- Basic	- Class B	$0.77	$0.62	$3.39	$2.73
	- Diluted	- Common	$0.82	$0.66	$3.61	$2.89

Shares Outstanding	- Basic	- Common	163,739	163,349	163,549	164,406
	- Basic	- Class B	60,623	60,630	60,627	60,630
	- Diluted	- Common	227,357	227,264	227,203	228,337

Key Margins:
Gross Margin			43.8%	43.1%	45.9%	43.0%
EBIT Margin			15.8%	14.4%	18.7%	16.7%
Net Margin			9.5%	8.6%	11.5%	9.9%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2013 and December 31, 2012
(in thousands of dollars)

Assets	2013	2012

Cash and Cash Equivalents	$1,118,508	$728,272
Accounts Receivable - Trade (Net)	477,912	461,383
Deferred Income Taxes	52,511	122,224
Inventories	659,541	633,262
Prepaid Expenses and Other	178,862	168,344

Total Current Assets	2,487,334	2,113,485

Net Plant and Property	1,805,345	1,674,071
Goodwill	576,561	588,003
Other Intangibles	195,244	214,713
Deferred Income Taxes	—	12,448
Other Assets	293,004	152,119

Total Assets	$5,357,488	$4,754,839

Liabilities and Stockholders' Equity

Loans Payable	$166,875	$375,898
Accounts Payable	461,514	441,977
Accrued Liabilities	699,722	650,906
Taxes Payable	79,911	2,329

Total Current Liabilities	1,408,022	1,471,110

Long-Term Debt	1,795,142	1,530,967
Other Long-Term Liabilities	434,068	668,732
Deferred Income Taxes	104,204	35,657

Total Liabilities	3,741,436	3,706,466

Total Stockholders' Equity	1,616,052	1,048,373

Total Liabilities and Stockholders' Equity	$5,357,488	$4,754,839